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April 6, 2007

Investor
Address
Address

RE:	NNN 2003 VALUE FUND, LLC (“The Company”) 2006 Results

Dear Investor,

We are pleased to inform you that the Company will be issuing a special one-time distribution in the amount of $600,000 within the next two weeks. Each investor will be receiving their pro rata share of this distribution. This special distribution, when added to the total 2006 monthly distributions, will approximate your 2006 taxable income from your K-1. Below is an overview and summary of the Company’s activity in 2006:

At the beginning of 2006, the Company owned interests in seven office properties and two parcels of raw land totaling 15.6 acres. The office portfolio (including whole and partial ownership) covered approximately 1,700,000 square feet of gross leaseable area, or GLA. The physical occupancy of the Company’s portfolio at the beginning of the year was 74.2%. Throughout 2006, two interests in office properties were sold and interests in three office properties were acquired. By the end of the year, the Company’s portfolio totaled approximately 1,900,000 square feet of GLA with a contracted occupancy rate of 74.7%.

Oakey Building in Las Vegas, Nevada (SOLD IN JANUARY 2006)
98,000 GLA, 75.5% ownership interest

The Oakey Building was sold in January of 2006, resulting in an annualized return on investment (net of load) of 30.0%. The Company received $6,722,000 from the sale and recorded a gain of $5,543,000. The proceeds from the sale were reinvested in the acquisition of 901 Civic Center in April 2006.

3500 Maple in Dallas, Texas (SOLD IN OCTOBER 2006)
375,000 GLA, 99.0% ownership interest

After a ten month holding period, on October 31, 2006, we sold the remainder of our 99.0% interest in 3500 Maple in Dallas, Texas to a tenant in common (TIC) program also managed by Triple Net Properties, LLC. There were four partial sales of interests during the holding period for an approximate total gain on sale of $1,173,000. This real estate investment generated a 17.0% internal rate of return (net of load).

Interwood in Houston, Texas (SOLD IN MARCH 2007)
80,000 GLA, wholly owned

The execution of a new lease and expansion of an existing tenant (on must take space to commence in December of 2007) increased the occupancy rate substantially from 65.0% to 91.0% and positioned the property for sale. While the property was acquired in January 2005 for $8,000,000, the Company sold the property for $11,000,000 on March 14, 2007, generating an annualized return on investment of 23.0%. The net cash proceeds of approximately $4,900,000 will be reinvested in other opportunistic property investments shortly.

Daniels Road Land in Heber City Utah (SOLD IN MARCH 2007)
9.0 acres of raw land, wholly owned

The Company sold approximately 9.0 acres of raw land in Heber City, Utah for $1,259,000. The sale closed on March 30, 2007 and generated an annualized return on investment (after selling costs) of approximately 45.0%.

Enterprise Tech Center in Scotts Valley, California (LAND PORTION UNDER CONTRACT NEGOTIATION)
370,000 GLA and 6.6 acres raw land, 8.5% ownership interest

The occupancy rate of the office property increased from 83.3% to 89.5% in June 2006, primarily due to two newly executed leases totaling approximately 39,000 square feet. Both leases are for 5.5 year terms with 6 months of free rent and initial rental rates of $2.30 per square foot, gross and $2.35 per square foot, gross. Although a prior tenant, Surfcontrol, vacated their 21,000 square foot space, a new tenant took occupancy shortly thereafter. The new 25,000 square foot tenant took occupancy on May 1, 2006 and will continue to expand by 5,000 square feet every three months until fully occupied. However, moving forward in 2007, management expects Nokia Internet Communications will vacate their 60,000 square foot space in September 2007. Management continues to see good leasing activity in the market and will work to stabilize the office property with new leasing after Nokia vacates, and prepare for a sale in 2008.

When the property was acquired, approximately $5,500,000 of the purchase price was allocated to the 6.6 acres of land. The Company has negotiated and expects to sign a contract to sell the land for $15,700,000 to a local developer. The buyer will contribute a $250,000 deposit which becomes nonrefundable 90 days after contract execution. The close of escrow on the land will occur the earlier of a) 90 days after the tentative map is approved by the city or b) 24 months after execution of the contract; allowing the buyer the time needed to secure entitlements before commencing development.

901 Civic Center in Santa Ana, California (ACQUIRED IN APRIL 2006)
99,000 GLA, 96.9% ownership interest

The occupancy rate has remained stable at 70.4% throughout 2006. The Company has a draft lease with the Orange County Sheriffs Department for approximately 30,000 square feet (representing the remainder of vacant space) at a blended rate of $1.50 per square foot, gross. Although the lease has not yet been signed, space planning has been completed and once pricing for tenant improvements is determined, the tenant will go to committee for approval. Upon execution of this lease, the building will be 99.8% occupied and ready to market for sale later in 2007.

Woodside Office Park in Beaverton, Oregon
195,000 GLA, wholly owned

The property consists of five buildings and has a current occupancy rate of 61.0%. Although a 24,000 square foot tenant vacated in 2006, the Company has signed new leases totaling 10,000 square feet and renewed an additional 21,000 square feet with three tenants. One of the vacant buildings comprised of 48,000 square feet is currently under lease negotiations with the State of Oregon. The current lease proposal is for a six year term at a starting rental rate of $23.00 per square foot, gross with 3.0% annual increases. The pro forma projected a $19.00 per square foot, gross starting rate for this space. Although the lease proposal is preliminary at this point, the State of Oregon has already completed space planning. The successful execution of this lease in 2007 would increase the occupancy rate from 61.0% to approximately 85.0%. The Company is on schedule with the original business plan for this property and expects to market the property for sale later in 2007.

Chase Tower in Austin, Texas (ACQUIRED IN JULY 2006)
389,000 GLA, 14.8% ownership interest

In July 2006, the Company acquired a 14.8% interest in Chase Tower. The total purchase price of the property was $69,500,000. The property had an occupancy rate of 66.9% at acquisition. Since acquisition, 72,000 square feet has been leased at an average triple net rate of $15.16 per square foot per year, exceeding pro forma both in rate and absorption. At the current pace, the property will be marketed for sale during the fourth quarter of 2007, more than two years ahead of pro forma projections.

Executive Center I in Dallas, Texas
205,000 GLA, wholly owned

In the previous newsletter, we mentioned a 44,000 square foot lease with a new tenant. We have since been notified by the prospective tenant that they were not granted the government contract necessary to move forward with the lease. Therefore, the property’s occupancy rate remains at 21.3%. Although there continues to be interest from large prospective tenants touring the property, no new leasing has occurred. As a result, the property continues to experience cash flow deficit, as it did in 2006 when operating expenses before debt service exceeded rental income on a cash basis by $165,000. The primary focus at the property continues to be securing a tenant with large space requirements. Since this Class A asset was acquired for approximately $40.00 per square foot (far below replacement costs), once the asset is stabilized through leasing, management believes the property will be ready to market for sale. The successful execution of a sale would allow for the recovery of prior deficits and still generate a profit from this investment.

Executive Center II and III in Dallas, Texas
381,000 GLA, 41.1% ownership interest

As a result of the successful renewal of Trailblazer as a tenant back in 2005, the property maintained an occupancy rate of 82.8% throughout 2006. The two buildings are in the same location as Executive Center I, and have also experienced significant touring activity from prospective tenants, generally with smaller space requirements. The Company has received a letter of intent from a prospective tenant for 16,000 square feet of space in Executive Center II. A draft lease has been sent to the tenant for review. The terms of the proposed lease include an 89 month lease term, 10 months free rent, and an average annual rental rate of $17.40 per square foot, gross for the term. The execution of this lease would increase occupancy by approximately 4.4%.

Tiffany Square in Colorado Springs, Colorado (ACQUIRED IN NOVEMBER 2006)
184,000 GLA, wholly owned

In November 2006, Tiffany Square was acquired for a total purchase price of $11,052,050. The occupancy rate at acquisition was 23.0%. Shortly after acquisition, a new lease was executed with PRC (a telemarketing company) for 96,000 square feet, thereby increasing the occupancy rate to 75.7%. The terms of the new lease include a 66 month lease term with six months of free rent included at the beginning of the term, and a starting rental rate of $9.50 per square foot on a triple net basis, increasing to $12.00 per square foot during the last 12 months of the lease. The purchase price of $11,052,000 is approximately 50.0% below replacement costs, giving the Company a competitive advantage in marketing the remaining 45,000 square feet available for lease.

Four Resource Square in Charlotte, North Carolina (ACQUIRED IN MARCH 2007)
152,000 GLA, wholly owned

In March 2007, Four Resource Square was acquired for a total purchase price of $23,200,000. At acquisition, the property was 69.0% leased. McKesson, a major tenant who currently occupies 41,000 square feet of space on a lease expiring in 2008, has expressed strong interest in renewing their lease and expanding into an additional 10,000 square feet.

In summary, at year-end 2006, the Company’s portfolio totaled approximately 1,900,000 square feet of GLA, including both whole and partial investments. As a result of several new leases executed throughout the year, year-end portfolio occupancy increased by 10.1%, on a net basis. This includes new leasing in the two recently acquired properties of Tiffany Square (96,000 square feet) and Chase Tower (72,000 square feet). If leasing at Woodside and 901 Civic Center occurs as projected, portfolio occupancy will increase by an additional margin of 4.1% or 81,000 square feet of additional occupancy. Although we have sold two properties for substantial profits, our ability to add value to your investment by increasing portfolio-wide occupancy was the focus of leasing efforts in 2006.

The business plan for NNN 2003 Value Fund, LLC is to own and operate properties for one to five years. As the Company acquired its first properties in 2003, management is currently re-assessing the business strategy and timing and will make a recommendation regarding our future plans to investors by the third quarter of 2007. We appreciate your confidence in NNN 2003 Value Fund, LLC and hope to continue to serve your real estate investment needs. Please feel free to call me at (714) 667-8252 ext 225 at any time.

For additional information regarding NNN 2003 Value Fund, LLC and its financial performance for the year ending December 31, 2006, please refer to our Annual Report on Form 10-K which was filed with the Securities and Exchange Commission on April 2, 2007.

Sincerely,

Richard T. Hutton, Jr.
CEO, NNN 2003 Value Fund, LLC

Certain statements contained herein with respect to predictions regarding potential property dispositions and related returns, tenant occupancies, new leases, and statements regarding the timing of such events are not descriptions of historical facts and are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: uncertainties relating to our operations; uncertainties relating to the real estate industry; uncertainties relating to the acquisition and disposition of properties; and other risk factors as outlined in the company’s public periodic reports as filed with the Securities and Exchange Commission.

NNN 2003 Value Fund, LLC
Equity Invested at March 15, 2007 (Unaudited)
		Original Equity
Property	Percentage Ownership	Investment
Woodside	100.0%	$7,730,000
Executive Center I	100.0%	5,440,000
Four Resource	100.0%	3,800,000
Tiffany Square	100.0%	2,900,000
Daniels Road Land	100.0%	730,000
901 Civic Center	96.9%	4,100,000
Executive II and III	41.1%	3,500,000
Chase Tower	14.8%	2,500,000
Enterprise Technology Center	8.5%	2,340,000

Total Equity Invested in Real Estate		$33,040,000
Cash on Hand		9,560,000
Note Receivable — 2nd TD		2,400,000

		$45,000,000